Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GAINSCO, INC.:

We consent to the incorporation by reference in the registration statements (Nos. 333-33590, 333-34614, and 333-129678) on Form S-8 of GAINSCO, INC. as of our reports dated April 2, 2007, with respect to the consolidated balance sheets of GAINSCO, INC. and subsidiaries as of December 31, 2006 and 2005, the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, and the information set forth in the selected financial data, appearing under Item 6, for each of the years in the five-year period ended December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of GAINSCO, INC.

Our report refers to a change in accounting for share based payments, effective October 1, 2005, as a result of the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, a change in accounting, effective January 1, 2002, for the adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and a change in accounting for residual interests in securitizations in 2001, as a result of the adoption of EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.

/s/ KPMG LLP
KPMG LLP

Dallas, Texas

April 2, 2007